August 7, 2019

Kathryn Austin
President and Chief Executive Officer
Community Bancorp.
4811 US Route 5
Derby, Vermont 05829

       Re: Community Bancorp.
           Form 10-K for Fiscal Year Ended December 31, 2018
           Filed March 15, 2019
           Form 10-Q for Fiscal Quarter Ended March 31, 2019
           Filed May 9, 2019
           File No. 000-16435

Dear Ms. Austin:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Financial
Services